May 28, 2021

Dear HACK and/or IPAY Shareholder:

We have previously sent you proxy material and reminder letters in connection with the HACK and IPAY Joint Special Meeting of Shareholders to be held on May 28, 2021. The Joint Special Meeting of Shareholders has been adjourned until June 30, 2021 regarding the Plan of Reorganization Proposal.

PLEASE NOTE: You may not be aware that you are a shareholder in HACK and/or IPAY. If not, it is because your Financial Advisor/Broker invested in HACK and/or IPAY on your behalf.

As of May 28th, greater than 93% of shares cast by each Fund’s shareholders have voted FOR the proposal, but we need additional votes for the proposal to pass. Please join your fellow investors who have voted and take advantage of your right to vote.

Additionally, Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”), two of the world’s leading providers of corporate governance oversight, reviewed and analyzed your Fund’s meeting agenda. Both ISS and GL issued a FOR recommendation on the Reorganization proposal.

Please take a few minutes to sign, date and mail the enclosed proxy card in the postage paid return envelope or vote by internet or telephone following the instructions below.

Vote by Phone. Simply dial toll-free 1 (833) 288-9334 to speak to a customer service representative. Please have your control number found on the enclosed proxy card available at the time of the call. You may also call the toll-free number on the enclosed proxy card and follow the prompts.

Vote via the Internet. You may cast your vote using the Internet by logging onto the website listed on your proxy card and enter your control number found on the enclosed proxy card.
Vote by Mail. You may cast your vote by completing, signing, and dating the enclosed proxy card(s) and returning it in the enclosed prepaid return envelope.
It is also important that you contact your financial advisor to ask him or her to contact our proxy solicitor Di Costa Partners at 1 (833) 892-6621. We believe your Financial Advisor will be happy to assist in voting all shares held by his/her clients.

If you have any questions or need our assistance, please call the Di Costa Partners help line, toll-free, at 1 (833) 288-9334.

Thank you in advance for voting.

MATTHEW BROMBERG
ASSISTANT SECRETARY

30 Maple Street, Suite 2, Summit, NJ 07901 || etfmg.com